EXECUTION VERSION

STOCK PURCHASE AGREEMENT
among
VIVOPHARM PTY. LTD.
BRANDT FAMILY TRUST
SOUTH AUSTRALIAN LIFE SCIENCE ADVANCEMENT PARTNERSHIP, LP
ROYAL MELBOURNE INSTITUTE OF TECHNOLOGY
MANAGEMENT PARTIES
SELLING SHAREHOLDERS
CANCER GENETICS, INC.
and
DR. RALF BRANDT, as Shareholders’ Representative

Dated as of August 14, 2017

TABLE OF CONTENTS
SECTION    PAGE
ARTICLE I DEFINITIONS1
SECTION 1.1 Definitions    1
ARTICLE II PURCHASE AND SALE OF SHARES    10
SECTION 2.1 Basic Transaction    10
SECTION 2.2 Payment of the Consideration    10
SECTION 2.3 Holdback Amount    11
SECTION 2.4 The Closing    11
SECTION 2.5 Closing Deliveries by Selling Shareholders    12
SECTION 2.6 Closing Deliveries by Buyer    13
SECTION 2.7 Existing Liabilities; Post-Closing Review and True-Up    13
ARTICLE III REPRESENTATIONS AND WARRANTIES OF ALL SELLING SHAREHOLDERS    14
SECTION 3.1 Authorization of Transaction    15
SECTION 3.2 Noncontravention    15
SECTION 3.3 Subject Shares    15
SECTION 3.4 Status    15
SECTION 3.5 Brokers’ Fees    16
SECTION 3.6 Litigation    16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY    17
SECTION 4.1 Organization, Qualification, and Corporate Power    17
SECTION 4.2 Capitalization    18
SECTION 4.3 Non-contravention    18
SECTION 4.4 Brokers’ Fees    19
SECTION 4.5 Title to Assets    19
SECTION 4.6 Subsidiaries    19
SECTION 4.7 Financial Statements; Indebtedness; Related Financial Matters    19
SECTION 4.8 Events Subsequent to Latest Balance Sheet    20
SECTION 4.9 Undisclosed Liabilities    22

-i-

SECTION 4.10 Legal Compliance    22
SECTION 4.11 Tax Matters    22
SECTION 4.12 Real Property    25
SECTION 4.13 Intellectual Property    27
SECTION 4.14 Tangible Assets    29
SECTION 4.15 Inventory    29
SECTION 4.16 Contracts    29
SECTION 4.17 Notes and Accounts Receivable    31
SECTION 4.18 Powers of Attorney    31
SECTION 4.19 Insurance    31
SECTION 4.20 Litigation    32
SECTION 4.21 Product Warranty    32
SECTION 4.22 Product Liability    32
SECTION 4.23 Employees    32
SECTION 4.24 Employee Benefits    33
SECTION 4.25 Environmental Matters    36
SECTION 4.26 Permits    37
SECTION 4.27 Pipeline    38
SECTION 4.28 No Conflict of Interest    38
SECTION 4.29 Bank Accounts    38
SECTION 4.30 Customers and Suppliers    38
SECTION 4.31 Claims Against Officers and Directors    39
SECTION 4.32 Improper and Other Payments    39
SECTION 4.33 Accuracy of Statements    39
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER    39
SECTION 5.1 Organization of the Buyer    39
SECTION 5.2 Authorization of Transaction    40
SECTION 5.3 Non-contravention    40
SECTION 5.4 Brokers’ Fees    40
SECTION 5.5 Legal Compliance    40
SECTION 5.6 Valid Issuance    40
SECTION 5.7 Financing    40
SECTION 5.8 Accuracy of Statements    40

-ii-

SECTION 5.9 Buyer SEC Reports; Compliance    41
SECTION 5.10 Investigation; No Inducement or Reliance; Independent Assessment    41
ARTICLE VI COVENANTS    41
SECTION 6.1 General    41
SECTION 6.2 Efforts    41
SECTION 6.3 Employment Agreements    41
SECTION 6.4 Public Announcements Post-Closing    41
SECTION 6.5 Consistent Tax Reporting    42
SECTION 6.6 Confidentiality    42
SECTION 6.7 Noncompetition    42
SECTION 6.8 Exercise of Options    43
SECTION 6.9 Further Assurances    44
SECTION 6.10 Rule 144    44
SECTION 6.11 Indemnification of Officers and Directors    45
ARTICLE VII SURVIVAL AND REMEDY; INDEMNIFICATION    45
SECTION 7.1 Survival of Representations and Warranties    45
SECTION 7.2 Indemnification by the Selling Shareholders    46
SECTION 7.3 Indemnification by the Buyer    47
SECTION 7.4 Third-Party Claims    48
SECTION 7.5 Other Indemnification Provisions    49
SECTION 7.6 Payment of Indemnified Amounts    49
SECTION 7.7 Shareholders’ Representative    50
ARTICLE VIII MISCELLANEOUS    53
SECTION 8.1 Expenses    53
SECTION 8.2 Press Releases and Public Announcements    53
SECTION 8.3 No Third-Party Beneficiaries    53
SECTION 8.4 Entire Agreement    53
SECTION 8.5 Succession and Assignment    53
SECTION 8.6 Counterparts    53
SECTION 8.7 Headings    54
SECTION 8.8 Notices    54

-iii-

SECTION 8.9 Governing Law    55
SECTION 8.10 Amendments and Waivers    55
SECTION 8.11 Severability    55
SECTION 8.12 Construction    55
SECTION 8.13 Incorporation of Exhibits, Annexes, and Schedules    55
SECTION 8.14 Injunctive Relief; Remedies    55
SECTION 8.15 Submission to Jurisdiction    56
SECTION 8.16 Release    56
SECTION 8.17 Conflicts Waiver    57

-iv-

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT, dated as of August 14, 2017, is made and entered into by and among Cancer Genetics, Inc., a Delaware corporation (the “Buyer”), Dr. Ralf Brandt, as the Shareholders’ Representative, solely in his capacity as such, the Management Parties who have executed this Agreement on the signature pages hereof, the Trustee of The Brandt Family Trust, a trust organized under the laws of Australia, Sabine Brandt (the “Trust”), Royal Melbourne Institute of Technology established under the laws of Victoria, Australia (“RMIT”), South Australian Life Science Advancement Partnership, LP, a limited partnership organized under the laws of Australia (“SALSA”), the other Selling Shareholders named herein and vivoPharm Pty Ltd. ACN 106 101 615, a corporation organized under the laws of Australia (the “Company”).
WHEREAS, the Trust, RMIT and SALSA are the owners of 100% of the Company Capital Shares and own 93.71% of the Fully-Diluted Company Capital Shares; and
WHEREAS, prior to the Closing Date, the Management Parties intend to exercise their Company Stock Options for 6.29% of the Fully-Diluted Company Capital Shares so that on the Closing Date the Selling Shareholders will own 100% of the Fully-Diluted Company Capital Shares, and receive on the Closing Date from the Buyer their pro-rata portion of the Consideration; and
WHEREAS, the Buyer wishes to purchase the Subject Shares from the Selling Shareholders and the Selling Shareholders desire to sell to the Buyer all of the Subject Shares.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1    Definitions. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, unless otherwise specifically indicated, all dollar references when used herein shall mean United States Dollars, and specifically with respect to payments of the Consideration, and the calculation of VWAP and Buyer Per Share Value shall mean and be expressed in United States Dollars. The following terms shall have the following meanings for the purposes of this Agreement.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or the policies of Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Stock Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.
“AUS$” means Australian dollars.
“AAS” means Australian Accounting Standards as adopted by the Australian Accounting Standards Board, consistently applied.
“Australian Company Counsel” means the legal firm of SLF Lawyers, Level 19, 141 Queen Street, Brisbane QLD 4000, Australia, who are acting as Australian legal counsel to the Company and the Selling Shareholders in connection with this Agreement and the transactions contemplated hereby.
“Authority” means any governmental regulatory or administrative body, governmental agency, governmental subdivision or authority, any court or judicial authority, any public, private or industry governmental regulatory authority, whether foreign, national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any regulation.
“Brandt” means Dr. Ralf Brandt.
“Businesses” shall mean the collective reference to the Buyer Business and the Company Business.
“Buyer” has the meaning set forth in the captions and recitals above.
“Buyer Business” shall mean personalized medicine, diagnostic products and services enabling precision medicine in the field of oncology which are intended to transform cancer patient management, increase treatment efficacy, and reduce healthcare costs, including operation of a clinical reference laboratory and clinical trial support services and global facilities.
“Buyer Common Stock” means the shares of common stock, $0.0001 par value per share, of the Buyer authorized for issuance pursuant to its certificate of incorporation, as amended to date.
“Buyer Indemnified Parties” has the meaning set forth in SECTION 7.2 below.
“Buyer Per Share Value” shall mean, as applicable to the shares of Buyer Common Stock, a price per share equal to the VWAP of the Buyer Common Stock for the twenty (20) consecutive Trading Days immediately prior to August 15, 2017; which Per Share Value shall be subject to appropriate and proportionate adjustment for stock dividends payable in shares of Buyer Common Stock, forward stock splits, reverse stock splits and other subdivisions and combinations of, and recapitalizations and like occurrence with respect to the Buyer Common Stock from and after the date of this Agreement.
“Buyer SEC Reports” has the meaning set forth in SECTION 5.9 below.
“Cash Consideration” means the sum of One Million Two Hundred Thousand (US$1,200,000) Dollars.

“Closing” has the meaning set forth in Section 2.4 below.
“Closing Date” has the meaning set forth in Section 2.4 below.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the captions and recitals above.
“Company Business” means the offering of integrated research and preclinical services in different disease areas (with focus on cancer) to the biotechnology and pharmaceutical industries, including providing advice and optimized study design to clients and conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports, as needed for Investigational New Drug Application (IND) filings.
“Company Capital Shares” means, the collective reference to the 3,937,500 Company Ordinary Shares owned of record and beneficially by (i) the Trust as to 53.55% Company Ordinary Shares, (ii) RMIT as to 18.74% Company Ordinary Shares; and (iii) SALSA as to 21.42% Company Ordinary Shares (consisting of 100% of the Company Series A Preference Shares owned of record and beneficially by SALSA).
“Company Indemnifying Parties” has the meaning set forth in Section 7.2 below.
“Company Options” shall mean all the options issued to the Management Parties entitling such Persons to purchase Company Ordinary Shares which shall be exercised prior to the Closing.
“Company Ordinary Shares” shall mean the 4,201,626 ordinary shares of the Company authorized for issuance under its articles of incorporation and constitution.
“Company Series A Preference Shares” shall mean the 900,000 Series A preference shares, having a liquidation amount of AUD 2,851,300, that are owned of record and beneficially by SALSA.
“Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public.
“Consideration” shall mean the aggregate sum of (a) the Cash Consideration, and (b) the Stock Consideration multiplied by the Buyer Per Share Value.
“Contract” means any contract, lease, deed, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, undertaking, joint venture, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.
“D&O Indemnified Parties” has the meaning set forth in Section 6.12.
“D&O Tail Policy” has the meaning set forth in Section 6.11(b).

“Damages” means all judgments, orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
“Direct Selling Shareholder Claim” has the meaning set forth in Section 9.2(c).
“Dollars” or “US$” shall mean United States Dollars.
“Employee Benefit Plan” means any written or unwritten (a) employee benefit plan (as defined in Section 3(3) of ERISA) whether or not subject to ERISA, (b) deferred compensation, retirement, profit sharing, bonus incentive, equity, equity based compensation, stock option, stock purchase, restricted stock, plan, program, policy or arrangement, (c) post-employment or post-retirement, medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, or other welfare plan, program policy or arrangement, (d) employment, consulting, or other employment-related plan, program, policy or arrangement and (e) other compensation or benefit (including fringe benefit or prerequisite) plan, program, policy, or arrangements, in any case established, maintained, sponsored or contributed to or required to be sponsored, maintained or contributed to by the Company or any Subsidiary of the Company for the benefit of any Service Provider (or dependent of a Service Provider) or with respect to which the Company or a Subsidiary of the Company has or may have any liability, other than any compensation or benefit plan, program, policy or arrangement mandated by Law.
“Employment Agreements” means the (a) two (2) year Employment and Non-Competition Agreement between the Company and Dr. Ralf Brandt and (b) two (2) year Employment and Non-Competition Agreement between the Company and Dr. Glenn J. Smits, in the forms attached hereto as Exhibit A-1 and Exhibit A-2, respectively.
“Environmental Laws” means all federal, state, territorial, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect, including (but not limited to) (a) as to the Company and each Company Subsidiary located in Australia, all laws and statutes in Australia relating to the environment (and for this purpose, "environment" has the same meaning as in the Environment Protection Act 1970 of the State of Victoria, Australia), (b) as to the Company Subsidiary located in the United States, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. §§ 9601, et seq., the Solid Waste Disposal Act, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901, et seq., the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the Emergency Planning and

Community Right to Know Act of 1986, as amended, the Clean Air Act of 1966, as amended, the Occupational Safety and Health Act of 1970, as amended, any so-called “Superlien” law, and any other similar federal, state or local statutes, and (c) as to the Company Subsidiary located in the Federal Republic of Germany, all environmental laws and statutes in the Federal Republic of Germany and the European Union.
“Escrow Agent” means Continental Stock Transfer Company.
“Escrow Agreement” means the escrow agreement substantially in the form attached as Exhibit B by and among the Selling Shareholders, the Shareholders’ Representative, the Buyer and the Escrow Agent.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Existing Liabilities” means all of the Company’s liabilities at the Closing Date or to be incurred on or after the Closing Date that are identified on Schedule 1.1A, which will include agreed upon expenses associated with the transaction contemplated under this Agreement, such as costs associated with all required financial audits or legal expenses, whether incurred pre or post-Closing, costs of the D&O Tail Policy, deposits made to the Shareholder Representative Fund, and one-half of the cost of converting the Company’s financial statements from AAS to GAAP.
“Financial Statements” means the following:
(a)    the audited consolidated financial statements of the Company and its Subsidiaries for the 2013, 2014, 2015 and 2016 Fiscal Years, respectively, which are included in Schedule 4.7(a) consisting of the consolidated balance sheet at June 30 of each such year and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flows for the twelve month periods then ended;
(b)    the unaudited consolidated financial statements of the Company and its Subsidiaries as of June 30, 2017, which are included in Schedule 4.7(a) consisting of the consolidated balance sheet at such date and the related consolidated statement of income and retained earnings, stockholders’ equity and cash flows for the twelve month period then ended.
“Firms” has the meaning set forth in Section 8.17.
“Fiscal Year” shall mean the fiscal year of the Company and its Subsidiaries ended June 30th.
“Fully-Diluted Company Capital Shares” shall mean 4,201,626 Company Capital Shares representing the sum of (a) the 3,937,500 Company Capital Shares owned by the Trust, SALSA and RMIT as at the Closing Date, and (b) the 264,126 Company Ordinary Shares issued on or prior to the Closing Date to certain other Selling Shareholders upon exercise of their Company Stock Options.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Hazardous Substance” means any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Laws) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Laws.
“Holdback Amount” has the meaning set forth in Section 2.3 below.
“Holdback Release Date” has the meaning set forth in Section 2.3 below.
“Indebtedness” means, without duplication, (i) all obligations (including the principal amount, accrued and unpaid interest, prepayment penalties, premiums, breakage costs and other costs and expenses associated with prepayment) of the Company or any its Subsidiaries (A) for borrowed money or extensions of credit (including under credit cards, bank overdrafts, and advances), (B) in respect of any leases of real or personal property or combination thereof, (C) evidenced by notes, bonds, debentures or similar contracts or agreements, (D) for the deferred purchase price of property, services or goods that have been delivered (but excluding trade payables incurred in the ordinary course of business consistent with past practice), (E) in respect of reimbursement of letters of credit, surety bonds, performance bonds, bankers’ acceptances and similar credit products, in each case, to the extent drawn or funded, and (F) in respect of swap, hedging or derivative instruments, and (ii) all indebtedness in the nature of guarantees by the Company or any of its Subsidiaries of the obligations of other persons of a type described in clauses (i)(A) through (i)(F) to the extent of the obligation guaranteed, and all such obligations of other persons secured by a Lien on any property of the Company to the extent of the obligation secured.
“Indemnification Period” has the meaning set forth in Section 7.1 below.
“Indemnified Party” has the meaning set forth in Section 7.4 below.
“Indemnifying Party” has the meaning set forth in Section 7.4 below.
“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all domain names, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
“Intellectual Property Contracts” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property.
“IFRS” means international financial reporting standards, as in effect from time to time.
“Knowledge” means the actual knowledge of Dr. Ralf Brandt, Glenn J. Smits, Sabine Brandt, Chris Holding, and Melanie Keller, together with the knowledge that such individuals would have had after reasonable inquiry and investigation in the ordinary course within the scope of their respective employment and responsibility.
“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries dated as of June 30, 2017.
“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Authority.
“Leased Property” has the meaning set forth in Section 4.12 below.
“Leases” has the meaning set forth in Section 4.12 below.
“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“Lien” means any charge, claim, community property interest, lien (except for any lien for Taxes not yet due and payable), pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, encumbrance, right of way, right of first refusal, lease or sublease, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, and includes a "Security Interest" as that term is defined under the Personal Properties Securities Act (Cth) 2009.
“Major Customers” has the meaning set forth in Section 4.30 below.
“Major Products” has the meaning set forth in Section 4.30 below.
“Major Suppliers” has the meaning set forth in Section 4.30 below.
“Management Parties” mean the collective reference to Dr. Ralf Brandt, Glenn J. Smits, Sabine Brandt, Chris Holding, and Melanie Keller.
“Material Adverse Effect” shall mean in respect of a Person, any circumstances, developments or matters whose effect on the business, properties, assets, results, operations, condition (financial and other) of such Person and its consolidated Subsidiaries, either alone or in the aggregate, is or would reasonably expected to be materially adverse; provided, however, that the following shall not constitute a Material Adverse Effect: (i) conditions affecting the markets and/or industries in which the Person participates or affecting the economy as a whole of the United States or any foreign countries where such Person has operations or affecting the financial and/or securities markets in the United States or any foreign countries where such Person has operations (other than those that disproportionately affect the Person relative to similarly-situated industry participants), or (ii) any action required to be taken by this Agreement.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Owned Property” has the meaning set forth in Section 4.12 below.
“Permits” has the meaning set forth in Section 4.26 below.
“Permitted Liens” means: (a) statutory liens to secure non-delinquent obligations to landlords, lessor or renters under leases or rental agreements, (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (c) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (d) any minor imperfections of title or similar liens, charges or encumbrances, which, individually or in the aggregate with other such imperfections, liens, charges or encumbrances, do not materially impair the value of the property subject to such imperfections, liens, charges or encumbrances or the use of such property in the conduct of the Company Business, in each case, as set forth on Schedule 1.1(B).
“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
“Pipeline” has the meaning set forth in Section 4.27 below.
“Pre-Closing Confidential Information” has the meaning set forth in Section 8.17.
“Purchase Price Percentage” shall mean those percentages (expressed as a decimal) set forth on Schedule 2.2 annexed hereto, representing the pro-rata percentage of the Consideration which each Selling Shareholder is entitled to receive on the Closing Date and thereafter.
“RMIT” has the meaning set forth in the captions and recitals above.
“SALSA” has the meaning set forth in the captions and recitals above.
“Schedules” means the disclosure schedules accompanying this Agreement.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“SEC” means United States Securities and Exchange Commission.
“Seller Fundamental Representations” means each of those representations and warranties set forth in Article III, and in Sections 4.1 (Organization, Qualification, and Corporate Power), 4.2 (Capitalization), 4.3 (Non-contravention), 4.4 (Brokers’ Fees) and 4.11 (Tax Matters).
“Selling Shareholders” means the Trust, RMIT, SALSA, the Management Parties, Kym Weir, Brenton Wright, Peter Tapley and Ian Nisbet.
“Service Provider” means any current or former director, officer, employee, consultant, or other individual service provider of the Company or any Subsidiary of the Company.
“Shareholders’ Representative” shall mean Brandt as of the date hereof and any successor appointed pursuant to Section 7.7(a).
“Shareholders’ Representative Expenses” has the meaning set forth in Section 7.7(d).
“Shareholders’ Representative Fund” means a fund in the initial principal amount of Two Hundred Thousand Dollars ($200,000) to be funded by the Selling Shareholders from the Cash Consideration and to be used or distributed by the Shareholders’ Representative in the manner set forth in Sections 2.7 or 7.7(d).
“Stock Consideration” shall mean that number of shares of Buyer Common Stock issuable to the Selling Shareholders on the Closing Date as shall be determined in accordance with the following formula: (i) Ten Million Eight Hundred Thousand (US$10,800,000) Dollars, divided by (ii) the Buyer Per Share Value.
“Subject Shares” means the 4,201,626 Fully-Diluted Company Capital Shares to be owned legally and beneficially by the Selling Shareholders immediately prior to the Closing, being all of the issued shares in the capital of the Company.
“Subsidiary” means any corporation, partnership or limited liability company with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors. RDDT Pty Ltd, an Australia corporation, vivoPharm Europe Ltd., a corporation organized under the laws of the Republic of Germany, and vivoPharm LLC, a Delaware limited liability company, are each Subsidiaries of the Company.
“Tax” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any Australian, United States (federal, state, or local), German or other applicable taxing Authority, including those related to income, net income, gross receipts, license, payroll, employment, VAT, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract (including any tax sharing agreement), assumption, transferee, successor or similar liability (including bulk sales and similar liability), operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 7.4 below.
“Trading Days” shall mean any day or days that shares of Buyer Common Stock shall trade on any United States Stock Exchange.
“Trust” has the meaning set forth in the captions and recitals above.
“United States Stock Exchange” shall mean the NASDAQ Stock Market.
“VWAP” shall mean the volume weighted average price of Buyer Common Stock as traded on any United States Stock Exchange for the applicable number of Trading Days.
ARTICLE II

PURCHASE AND SALE OF SHARES
SECTION 2.1      Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Selling Shareholders, and each of the Selling Shareholders agrees to sell, or cause to be sold, to the Buyer, all of the Subject Shares free from any Lien for the consideration specified herein, so that immediately after Closing, Buyer shall own 100% of the fully diluted equity of the Company.
SECTION 2.2      Payment of the Consideration. On the Closing Date, in consideration for sale and delivery of the Subject Shares, the Buyer shall pay to the Selling Shareholders the Cash Consideration and the Stock Consideration, less the Holdback Amount set forth in Section 2.3 below.
(a)    The Cash Consideration shall be paid (i) to fund the Shareholders Representative Fund in the amount of Two Hundred Thousand Dollars ($200,000), (ii) to Maxim Group LLC, (iii) Faber Daeufer & Itrato PC and (iv) Australian Counsel, in each case in the amount owed thereto as described on Schedule 1.1A, with the remainder distributed to the Selling Shareholders by means of wire transfers of immediately available funds to a trust account maintained by Australian Company Counsel in accordance with wire instructions provided by such legal counsel. Promptly following the Closing Date, such Cash Consideration shall be disbursed by Australian Company Counsel to accounts designated by the Selling Shareholders. The amount of Cash Consideration payable to each of the Selling Shareholders shall be determined by multiplying the remaining balance of One Million Two Hundred Thousand (US$1,200,000) Dollars following the satisfaction of the payments described in subparts (i)-(iv) of this Section 2.2 by the Purchase Price Percentage applicable to such Selling Shareholder set forth on Schedule 2.2 annexed hereto (but, for clarity, the amount distributable shall be subject to the various transaction expenses that will be borne by all Selling Shareholders proportionately).
(b)    On a date which shall be not more than ten (10) days following the Closing Date, the Buyer shall cause to be delivered to the Selling Shareholders stock certificates evidencing shares of Buyer Common Stock representing (i) the Stock Consideration, less (ii) the Holdback Amount set forth in Section 2.3 below. Such stock certificates shall be registered in the names of each of the Selling Shareholders and shall be in such number of shares of Buyer Common stock to be issued or issuable to each Selling Shareholder as shall be determined by (A) subtracting the Holdback Amount set forth in Section 2.3 below from the Stock Consideration, and (B) multiplying the result thereof by the Purchase Price Percentage applicable to such Selling Shareholder set forth on Schedule 2.2 annexed hereto.
(c)    Each of the Selling Shareholders acknowledge that the Stock Consideration has not been registered under the Securities Act and may not be sold in the absence of a registration statement declared effective by the SEC or an applicable exemption for the registration requirements of the Securities Act. Each certificate evidencing the Stock Consideration shall bear the following legend:
“The shares evidenced by this certificate have not be registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold, pledged, hypothecated or assigned in the absence of an effective registration statement under the Act, or an opinion of counsel satisfactory to the Company that registration is not required under the Act.”
SECTION 2.3      Holdback Amount. The Buyer will withhold a number of shares of Buyer Common Stock representing twenty (20%) percent of the Stock Consideration (the “Holdback Amount”) from the Selling Shareholders until the expiration of twelve (12) months from the Closing Date (the “Holdback Release Date”). The Holdback Amount shall be delivered to and deposited with the Escrow Agent within ten (10) days following the Closing and shall serve as the initial source for any indemnification claims pursuant to Article IX and for any adjustments under Section 2.7.
SECTION 2.4      The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the exchange of executed documents via facsimile or electronic mail at 4:01pm (EDT) on August 15, 2017 (the “Closing Date”). It is the intent of the parties that Buyer shall assume control of the Company and its Subsidiaries immediately after the close of business on the Closing Date.
SECTION 2.5      Closing Deliveries by Selling Shareholders. To effect the transfer referred to in Section 2.1 hereof and the delivery of the consideration described in Section 2.2 hereof, the Selling Shareholders shall, on the Closing Date, or within three (3) calendar days of the Closing

Date solely with respect to the items set forth in Section 2.5(d), (e), (f) and (j) only, deliver the following:
(a)    Selling Shareholders shall cause to be delivered to Buyer duly executed and stamped share transfer forms in favor of Buyer, certificates evidencing the Subject Shares, free and clear of any and all Liens, and such other documents as Buyer or its counsel may reasonably request to demonstrate the transfer of ownership;
(b)    Selling Shareholders shall have delivered to Buyer all consents, approvals, releases and waivers from governmental Authorities and other third parties, including those specified in Section 4.3 below, required or necessary as a result of the transactions contemplated hereby, reasonably satisfactory in form and substance to Buyer and its counsel, except as set forth on Schedule 2.5(b);
(c)    a certificate of a director of the Company in form and substance reasonably acceptable to Buyer, certifying as to (A) resolutions or written consents unanimously adopted by the board of directors of the Company and certified by an authorized signatory of the Company, authorizing the transactions contemplated by this Agreement and approving the registration of the Subject Shares in the name of the Buyer in the register of members; (B) the names and the signatures of the Company’s officers authorized to sign this Agreement and each of the instruments and documents to be delivered in connection herewith to which the Company is a party; and (C) the organizational documents of the Company, each as in effect immediately prior to the Closing;
(d)    a good standing certificate or similar form of document regarding the status of the Company from the applicable governmental authority in its jurisdiction of organization, to the extent any such certificate or reasonably analogous document is reasonably available;
(e)    Selling Shareholders shall have delivered evidence, in form and substance reasonably satisfactory to Buyer, of the payment and full satisfaction of the Existing Liabilities;
(f)    Selling Shareholders shall have delivered evidence, in form and substance reasonably satisfactory to Buyer, that the Company has obtained and paid in full all premiums in respect of the tail policies required to be obtained pursuant to Section 6.11 hereof;
(g)    Brandt and Smits shall have delivered duly executed the Employment Agreements;
(h)    Selling Shareholders shall have delivered the resignations and releases, effective as of the Closing and in form and substance reasonably satisfactory to Buyer, of each director and officer of the Company and each of its Subsidiaries (other than such resignations that Buyer designates by written notice to the Company to be unnecessary);
(i)    Selling Shareholders shall have delivered evidence, in form and substance reasonably satisfactory to Buyer, of the termination and cancellation of any and all Contracts between the Company on the one hand and any Selling Shareholder or any Affiliate thereof (other than the Company) on the other hand, including: (i) all existing shareholder agreements between or among holders of Subject Shares and the company and (ii) any options or warrants to purchase or rights to subscribe for, any capital stock of the Company to which the Company is a party, including the

Employee Share Option Plan and which has not been previously exercised, canceled or redeemed, at no cost to the Company, such that any such Contracts are rendered void and of no effect (the Selling Shareholders further agree and acknowledge that effective as of the Closing, all rights of any Selling Shareholder or any Affiliate thereof or any Affiliates of the Company to indemnification by the Company (whether by Contract, code of regulations, Law or otherwise) are terminated, void, of no effect and unenforceable by them, at no cost to the Company, except as may arise pursuant to this Agreement);
(j)    Selling Shareholders, Escrow Agent and Shareholders’ Representative shall have delivered the duly executed Escrow Agreement; and
(k)    All instruments and documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer and its counsel.
SECTION 2.6      Closing Deliveries by Buyer. To effect the transfer referred to in Section 2.1 hereof and the delivery of the consideration described in Section 2.2 hereof, the Buyer shall, on the Closing Date, or within three (3) calendar days of the Closing Date solely with respect to the items set forth in Section 2.6(e) only, deliver the following:
(a)    Buyer shall have tendered to the Selling Shareholders the Cash Consideration by wire transfer of immediately available funds in accordance with Section 2.2(a);
(b)    Buyer shall have delivered the Stock Consideration, less the Holdback Amount, in accordance with Section 2.2(b);
(c)    Buyer shall have deposited the Holdback Amount in escrow in accordance with Section 2.3;
(d)    Buyer shall have delivered duly executed Employment Agreements;
(e)    Buyer shall have delivered the duly executed Escrow Agreement; and
(f)    All instruments and documents executed and delivered to Selling Shareholders pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Selling Shareholders and their counsel.
SECTION 2.7     Existing Liabilities; Post-Closing Review and True-Up.
(a)    Prior to the Closing, the Company undertakes to pay or pre-pay, or reserve or set aside the appropriate amounts in respect of, all Existing Liabilities, including but not limited to:
(i)    the cost of all premiums associated with the D&O Tail Policy, which such D&O Tail Policy, in accordance with Section 6.11 hereof, shall, for the avoidance of doubt, be for the full current limit under the current applicable policy of the Company without a reduction in limit or scope of coverage; and

(ii)    all accounting fees incurred or to be incurred in connection with the June 2017 audit of the Company’s financial statements (but not the fees associated with the conversion of such audited financial statement from AAS to GAAP as required under Section 6.9 hereof.
(b)    The Buyer and the Shareholder Representative will review the operations of the business and its cash and working capital needs thirty (30) days after the Closing Date. If the Shareholder Representative and the Company in good faith mutually determine (and in a manner consistent with the Company’s accounting standards, applied using the same accounting methods, practices, principles, policies and procedures with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the financial statements of the Company for the most recent fiscal year end) that the cash and working capital held by the Company at the Closing Date was:
(i)    in excess of the reasonable cash and working capital needs of the Company, then the mutually determined excess Closing Date cash shall be released to the Shareholder Representative for distribution to the Selling Shareholders in proportion to their Purchase Price Percentage; or
(ii)    not adequate for the reasonable cash and working capital needs of the Company, then the mutually determined shortfall in Closing Date cash shall be released from the Shareholder Representative Fund to the Buyer on a dollar-for-dollar basis, to make up for such shortfall.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ALL SELLING SHAREHOLDERS
Except as set forth in the Schedules (it being agreed that any matter disclosed in the Schedules with respect to any Section of this Agreement shall be deemed to have been disclosed with respect to any other Section to the extent the applicability thereto is reasonably apparent on its face), each of the Selling Shareholders severally and not jointly represent and warrant to the Buyer that the statements contained in this Article III, with regard to such Seller Shareholder, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).
SECTION 3.1      Authorization of Transaction. Each Selling Shareholder has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Selling Shareholder, enforceable in accordance with its terms and conditions. The Selling Shareholders need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

SECTION 3.2      Noncontravention. Except as set forth on Schedule 3.2, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Selling Shareholder is subject or any provision of the Trust agreement applicable to the Trust or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Contract, lease, license, instrument, or other arrangement to which any Selling Shareholder is a party or by which he or it is bound or to which any of his or its assets is subject.
SECTION 3.3      Subject Shares. Each of the Selling Shareholders holds the legal and beneficial title to all of the Subject Shares as set forth on Schedule 2.2 annexed hereto free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and securities Laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. No Selling Shareholder is a party to any option, warrant, purchase right, or other Contract or commitment that could require such Selling Shareholder to sell, transfer, or otherwise dispose of any such Subject Shares (other than this Agreement). Except as set forth on Schedule 3.3, no Selling Shareholder is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of such Subject Shares. The assignments, endorsements, stock powers and other instruments of transfer delivered by the Selling Shareholders to Buyer at the Closing will be sufficient to transfer each Selling Shareholders’ entire interest, legal and beneficial, in such Subject Shares. Each of the Selling Shareholders has full power and authority (including full corporate power and authority) to convey good and marketable title to all of such Subject Shares (or, in the case of holders of Company Options, will have, prior to the Closing, full power and authority (including full corporate power and authority) to convey good and marketable title to all of such Subject Shares underlying the Company Options), and upon transfer to Buyer of the certificates representing such Subject Shares, Buyer will receive good and marketable title to such Subject Shares, free and clear of all Liens.
SECTION 3.4      Status.
(a)    Each of the Selling Shareholders understands that: the Stock Consideration has not been registered under the Securities Act and may not be sold in the absence of a registration statement declared effective by the SEC or an applicable exemption for the registration requirements of the Securities Act; if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Stock Consideration, and on requirements relating to the Buyer that are outside of the Buyer’s control, and which the Buyer is under no obligation and may not be able to satisfy. In addition, each of the Selling Shareholders represents that it is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.
(b)    Each Selling Shareholder represents, warrants and covenants as follows:
(i)    Each Selling Shareholder is purchasing the Buyer Common Stock for his own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Buyer Common Stock in violation of the Securities Act, or any rule or regulation under the Securities Act.
(ii)    Each Selling Shareholder has had such opportunity as he has deemed adequate to obtain from representatives of Buyer such information as is necessary to permit him to evaluate the merits and risks of his investment in Buyer.
(iii)    Each Selling Shareholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Buyer Common Stock and to make an informed investment decision with respect to such purchase.
(iv)    Each Selling Shareholder can afford a complete loss of the value of the Buyer Common Stock and is able to bear the economic risk of holding such Buyer Common Stock for an indefinite period.
(v)    Each Selling Shareholder understands that (A) the Buyer Common Stock have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (B) the Buyer Common Stock cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (C) in any event, the exemption from registration under Rule 144 will not be available for at least one year and even then will not be available unless a public market then exists for the Buyer Common Stock, adequate information concerning Buyer is then available to the public, and other terms and conditions of Rule 144 are complied with; and (D) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of Buyer and Buyer has no obligation or current intention to register the Buyer Common Stock under the Securities Act.
SECTION 3.5      Brokers’ Fees. None of the Selling Shareholders has any Liability or obligation to pay any fees or commissions to any broker, finder, other Selling Shareholder, or agent with respect to the transactions contemplated by this Agreement.
SECTION 3.6      Litigation. There is no suit, action, investigation, claim or proceeding pending or, to the knowledge of such Selling Shareholder, threatened, to which such Selling Shareholder is a party that would be reasonably expected to have a material effect on the ability of such Selling Shareholder to consummate the transactions contemplated by this Agreement and any related ancillary agreements, and to the knowledge of such Selling Shareholder there is no material basis for any such suit, action, investigation, claim or proceeding. There is, and has been, no suit, action, investigation, claim or proceeding that such Selling Shareholder intends to initiate or has initiated on behalf of the Company against any other Person. There is (i) to the knowledge of such Selling Shareholder, no pending or threatened investigation of Selling Shareholder by any governmental Authority and (ii) no judgment, decree, injunction (preliminary or otherwise), rule or order of any arbitrator or governmental Authority outstanding against such Selling Shareholder that would be reasonably expected to have a material effect on the ability of such Selling Shareholder to consummate the transactions contemplated by this Agreement and any related ancillary agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Each of the Selling Shareholders hereby represents and warrants to the Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement, and, except as amended pursuant to Section 6.8, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Schedules hereto. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Schedule identifies the exception with reasonable particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). An item disclosed in any Schedule shall be deemed disclosed for purposes of all Schedules to the extent the applicability thereto is reasonably apparent on its face.
Except as applicable to Section 4.2 below, all references in this Article IV to “the Company” shall mean and include the Company and each of its Subsidiaries.
SECTION 4.1      Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the country of Australia (New South Wales). The Subsidiaries are entities duly organized, validly existing, and in good standing under the Laws of their respective jurisdictions of organization. The Company and each Subsidiary is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on the Company. The Company has full corporate power and authority and all licenses, Permits and authorizations necessary to carry on the Company Business in which it is engaged and to own, operate, lease and use the properties and assets owned, operated, leased and used by it. The Company has delivered to the Buyer correct and complete copies of the articles of incorporation, constitution, by-laws, operating agreements and code of regulations of the Company and each of the Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the register of members and corporate register, the Company are correct and complete. The Company is not in default under or in violation of any provision of its articles of incorporation or code of regulations. Schedule 4.1 sets forth each jurisdiction in which the Company and each of the Subsidiaries is duly licensed or qualified to do business and the Company and the Subsidiaries are in good standing in each jurisdiction in which the properties owned or leased by any of them or the operation of any of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company.
SECTION 4.2      Capitalization.
(a)    The entire authorized capital stock of the Company consists of 4,201,626 Ordinary Shares and 900,000 Series A Preference Shares, of which all Ordinary Shares and all Series A Preference Shares are issued and outstanding and zero shares are reserved for issuance upon exercise of Company Options to purchase Ordinary Shares at an exercise price of AUS$1.00 per share. The holders of all Fully-Diluted Company Capital Shares are set forth on Schedule 4.2 annexed hereto and made a part hereof.
(b)    At the Closing, the Subject Shares will be the entire issued shares in the capital of the Company.
(c)    All of the issued and outstanding Subject Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are and at the Closing will be owned of record by the Selling Shareholders, free and clear of all Liens. Except as set forth on Schedule 4.2, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of the Subject Shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Subject Shares. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of the Subject Shares.
(d)    The assignments, endorsements, stock powers and other instruments of transfer delivered by the Selling Shareholders to Buyer at the Closing will be sufficient to transfer each Selling Shareholders’ entire interest, legal and beneficial, in the Subject Shares and, after such transfer, the Buyer shall acquire all of the Subject Shares. The Selling Shareholders have full power and authority (including full corporate power and authority) to convey good and marketable title to all of the Subject Shares, and upon transfer to Buyer of the certificates representing such Subject Shares, Buyer will receive good and marketable title to such Subject Shares, free and clear of all Liens.
(e)    Any exercise of “drag along” or similar rights by any of the Selling Shareholders was valid and effective and no Selling Shareholder has objected to any such “drag along” notice or its efficacy nor has any basis for objection, and no further action of any nature whatsoever is required by any Selling Shareholder in connection with the consummation of the transactions contemplated hereunder in respect of the exercise of any such “drag along” or similar rights for Buyer to have good and marketable title to one hundred percent (100%) of the equity of the Company free of any claims by any Selling Shareholder or any other party.
SECTION 4.3      Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or violate, breach or result in a default under any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the articles of incorporation or code of regulations of the Company or (ii) except as set forth on Schedule 4.3, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, Permit, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the creation or the imposition of any Lien upon any of its properties or assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or Authority in order for the parties to consummate the transactions contemplated by this Agreement.
SECTION 4.4      Brokers’ Fees. Except as set forth on Schedule 4.4, the Company has no Liability or obligation to pay any fees or commissions to any broker, finder, Selling Shareholder, or agent with respect to the transactions contemplated by this Agreement.
SECTION 4.5      Title to Assets. Except as set forth on Schedule 4.5, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens other than Permitted Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.
SECTION 4.6      Subsidiaries. Except as set forth below, the Company has no direct or indirect Subsidiaries, either wholly or partially owned, and the Company does not hold any direct or indirect economic, voting or management interest in any Person or own any securities issued by any Person. Each of (a) RDDT, a vivoPharm company Pty Ltd ACN 123 380 110, an Australia corporation, located at Level 3, Suite 29, 240 Plenty Road, Bundoora VIC 3085, Australia; (b) vivoPharm Europe Ltd., a corporation organized under the laws of the Republic of Germany, located at Grillparzerstrasse 25, Munich 81675, Germany; and (c) vivoPharm LLC, a Delaware limited liability company, located at 1214 Research Road, Suite 1050, Hummelstown, PA 17036, USA, are wholly-owned Subsidiaries of the Company.
SECTION 4.7      Financial Statements; Indebtedness; Related Financial Matters.
(a)    The Financial Statements of the Company are set forth on Schedule 4.7. The Financial Statements have been prepared in accordance with AAS consistently applied (except for the absence of footnotes) and present fairly the financial position, assets and Liabilities of the Company as of the dates thereof and the revenues, expenses, and results of operations of the Company for the periods covered thereby. The Financial Statements are based on the books and records of the Company and do not reflect any transactions which are not bona fide transactions.
(b)    The Company     has no Indebtedness.
(c)    As of Closing, the Company will have working capital greater than or equal to Three Hundred Thousand Dollars ($300,000).
(d)    Since the date of the Latest Balance Sheet, all accounts receivable of the Company have been collected and all accounts payable of the Company have been paid in the Ordinary Course of Business.
(e)    The amounts set forth on Schedule 1.1A hereto represent all of the fees, expenses and costs of the parties listed in Section 2.2(a)(ii) through 2.2(a)(iv) in connection with the transactions contemplated hereby.
(f)    After the payments of the Existing Liabilities pursuant to and in accordance with Section 2.7 hereof, the Company will still have adequate cash and working capital for purposes of financing the post-Closing operations of the business of the Company.

SECTION 4.8      Events Subsequent to Latest Balance Sheet. Since the date of the Latest Balance Sheet, there has not been any material change in the business, financial condition, operations, or results of operations of the Company that has had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since that date:
(a)    the Company has not sold, conveyed, abandoned, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
(b)    except as set forth on Schedule 4.8(b), (A) which by its terms provides for annual payments by the Company or any liability of the Company, contingent or otherwise, in excess of $25,000, (B) which by its terms restricts the freedom of the Company to conduct the business (other than restrictions relating to confidentiality), including any agreement that contains any exclusivity, most-favored nation, non-competition, non-solicitation or no-hire provisions, or (C) which would otherwise be listed on Schedule 4.16;
(c)    except as set forth on Schedule 4.8(c), no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, Contract, lease or license (or series of related Contracts, leases and licenses) to which the Company is a party or by which it is bound outside the Ordinary Course of Business;
(d)    the Company has not imposed any Lien that is not a Permitted Lien upon any of its assets, tangible or intangible;
(e)    except as set forth on Schedule 4.8(e), the Company has not made any capital expenditure (or series of related capital expenditures) in an amount in excess of $25,000 either individually or in the aggregate;
(f)    the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);
(g)    except as set forth on Schedule 4.8(g), the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 either individually or in the aggregate;
(h)    the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;
(i)    the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;
(j)    the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

(k)    there has been no change made or authorized in the articles of incorporation or code of regulations of the Company;
(l)    except as set forth on Schedule 4.8(l), the Company has not issued, sold, or otherwise disposed any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
(m)    other than those cash distributions to be made by the Company to Selling Shareholders as of the Closing, the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
(n)    to its Knowledge, the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;
(o)    the Company has not made any loan (or forgave any loan) to, or entered into any other transaction with, any of its stockholders or current or former directors, officers, employees or Affiliates;
(p)    the Company has not entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;
(q)    except for hourly employees and except as set forth on Schedule 4.8(q), the Company and any Subsidiary of the Company has not granted any increase in the base compensation, bonus or fringe benefits of any of its directors, officers, and employees or made any other change in employment or service terms for any of its directors, officers, employees, or consultants;
(r)    except as set forth on Schedule 4.8(r), the Company and any Subsidiary of the Company has not (i) adopted, amended, modified, or terminated any Employee Benefit Plan (except as required by Law), (ii) paid any benefit or amount not required under any Employee Benefit Plan as in effect on the date of this Agreement, (iii) increased, granted or paid any severance, retention or termination pay for any Service Provider, (iv) granted any awards under any bonus, incentive, performance or other Employee Benefit Plan, (v) except as in ordinary course, taken any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan or (vi) taken any action to accelerate the vesting or payment of any compensation or benefit under any Employee Benefit Plan;
(s)    no officer or management level employee of the Company or any Subsidiary of the Company has terminated employment;
(t)    the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;
(u)    the Company has not made any material change in any method of accounting or accounting practices of the Company or made any change in its fiscal year, except as required by AAS, IFRS or GAAP or as disclosed in the notes to the Financial Statements;

(v)    acquired or divested any business or person, whether by merger or consolidation or purchase of all or substantially all of the assets or equity interest, or in any other manner;
(w)    commenced, settled, or offered or proposed to settle, (A) any suit, action, investigation, claim or proceeding involving or against the Company or any of its respective officers or directors, or (B) any suit, action, investigation, claim or proceeding or dispute that relates to the transactions contemplated hereby;
(x)    cancelled or terminated, or waived any material rights under, any Contract that is required to be listed on Schedule 4.16; or
(y)    the Company has not committed to any of the foregoing.
SECTION 4.9      Undisclosed Liabilities. Except as set forth on Schedule 4.9, the Company has no Liability (and to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law or arose out of any charge, complaint, actions, suit, claim, proceeding or demand) and which are not material in amount.
SECTION 4.10      Legal Compliance. Except as set forth on Schedule 4.10, the Company and its Subsidiaries have complied with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and, to the Knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
SECTION 4.11      Tax Matters.
(a)    The Company has duly and timely filed all Tax Returns that it has been required to file for all periods through and including the Closing Date. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Company has maintained adequate provision for, and adequate funds to pay, all unpaid Liabilities for Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to any years and periods prior thereto and for which the Company may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person. The Company has not incurred any Tax Liabilities other than in the Ordinary Course of Business for any taxable year for which the applicable statute of limitations has not expired. No claim has ever been made by an Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

The Company has not received a private letter ruling from the Internal Revenue Service or comparable ruling of any other taxing Authority. The Company has not waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to (or requested) any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such waiver or extension) has not yet expired.
(b)    None of the Tax Returns that include the operations of the Company has ever been audited or investigated by any taxing Authority, and to the Knowledge of the Company no facts exist which would constitute grounds for the assessment of any additional Taxes by any taxing Authority with respect to the taxable years covered in such Tax Returns. No issues have been raised in any examination by any taxing Authority with respect to the businesses and operations of the Company which, by application of similar principals, reasonably could be expected to result in a proposed adjustment to the Liability for Taxes for any other period not so examined. Neither the Selling Shareholders nor the directors and officers (and employees responsible for Tax matters) of the Company have received, or expect to receive, from any taxing Authority any written notice of a proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against the Company.
(c)    Schedule 4.11 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods for which the applicable statute of limitations has not expired, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Selling Shareholders have delivered to the Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for taxable periods for which the applicable statute of limitations has not expired. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(d)    The Company has withheld and paid all Taxes required to have been withheld and paid, including without limitation, sales and use taxes, and all Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(e)    The Company will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign Tax Law) in taxable income for any Tax period beginning on or after the Closing Date, or (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Law), to include any item of income in or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date, or (iii) any intercompany transactions, installment sales or open transaction dispositions made on or prior to the Closing Date, prepaid amounts received on or prior to the Closing Date, or elections under Section 108(i) of the Code (or any similar provision of state, local, or foreign Tax Law), to include any item of income in or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date.

(f)    The Company has not participated in, and is not currently participating in a “reportable transaction” within the meaning of Section 6707A© of the Code or Section 1.6011-4(b) of the Treasury Regulations, or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Tax Law. The Company has disclosed on its income Tax Returns all positions taken therein that could give rise to an accuracy-related penalty under Section 6662 of the Code (or any corresponding provision of Tax Law).
(g)    Neither the Company nor any Subsidiary of the Company has made any payments, nor is obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate any of them to make any “excess parachute payment” as defined in Section 280G of the Code or any payments that will not be deductible under Section 162(m) of the Code.
(h)    The Company is not a party to any Tax allocation Tax indemnity, Tax, sharing agreement, or similar Contract. The Company is not subject to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income Tax purposes.
(i)    None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which the Company is not treated as the owner for federal income Tax purposes.
(j)    The basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Company, are correct and in compliance with the Code and the regulations thereunder in all material respects.
(k)    The Company is not a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.
(l)    The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(m)    The Company is in compliance in all respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to any member of the Company are arm’s length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

SECTION 4.12     Real Property.
(a)    Schedule 4.12(a) lists and describes briefly all real property that the Company owns (the “Owned Property”). With respect to each such parcel of Owned Property:
(i)    except as set forth on Schedule 4.12(a)(i), the Company has good and marketable title to the parcel of Owned Property, free and clear of all Liens, Permitted Liens which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;
(ii)    except as set forth on Schedule 4.12(a)(ii), there are no pending or, to the Knowledge of the Company threatened in writing condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;
(iii)    the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning Laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;
(iv)    all facilities have received all approvals of Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws, rules, and regulations;
(v)    there are no leases, subleases, licenses, concessions, or other Contracts, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Owned Property;
(vi)    there are no outstanding options or rights of first refusal to purchase the parcel of Owned Property, or any portion thereof or interest therein;
(vii)    there are no parties (other than the Company) in possession of the parcel of Owned Property;
(viii)    all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and
(ix)    except as set forth on Schedule 4.12(a)(ix), each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right of way with adequate curb cuts available.
(b)    Schedule 4.12(b) lists and describes briefly all real property leased or subleased to the Company (the “Leased Property”). Schedule 4.12(b) also identifies the leased or subleased properties for which title insurance policies are to be procured. The Selling Shareholders have delivered to the Buyer correct and complete copies of the leases and subleases and other agreements for occupancy, including all amendments, extensions and other modifications thereto (“Leases”) with respect to each Leased Property, as listed in Schedule 4.12(b) (as amended to date). With respect to each Lease listed in Schedule 4.12(b):
(i)    the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;
(ii)    the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
(iii)    no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
(iv)    no party to the lease or sublease has repudiated in writing any provision thereof;
(v)    there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;
(vi)    with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;
(vii)    the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;
(viii)    all facilities leased or subleased thereunder have received all approvals of governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws, rules, and regulations;
(ix)    all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and
(x)    the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of all Liens other than Permitted Liens, easements, covenants, or other restrictions, except for installments of special easements of real estate Taxes not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

SECTION 4.13      Intellectual Property.
(a)    Schedule 4.13(a) identifies all Company Intellectual Property, which is not registered or licensed but is material to the Company’s business or operations;
(b)    Schedule 4.16(l) sets forth all material Intellectual Property Contracts of the Company;
(c)    Except as set forth on Schedule 4.13(c), the Company owns, has the right to use, pursuant to license, sublicense, Contract, or permission all Intellectual Property necessary for the operation of the Business as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.
(d)    Except as set forth on Schedule 4.13(d), to its Knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has never received in writing any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.
(e)    Schedule 4.13(e) identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, Contract or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, Contracts and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.13(e) also identifies each trade name or unregistered trademark used by the Company in connection with its Business. With respect to each item of Intellectual Property required to be identified in Schedule 4.13(e):
(i)    the Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction other than Permitted Liens;
(ii)    the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
(iii)    no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened in writing which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)    the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
(f)    Schedule 4.13(f) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, Contract or permission. The Company has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, Contracts and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4.13(f):
(i)    the license, sublicense, Contract or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;
(ii)    the license, sublicense, Contract or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
(iii)    no party to the license, sublicense, Contract or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;
(iv)    no party to the license, sublicense, Contract or permission has repudiated any provision thereof;
(v)    with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;
(vi)    the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
(vii)    no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company is threatened in writing which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and
(viii)    the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.
(g)    To the Knowledge of the Company, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its Business as presently conducted.
SECTION 4.14      Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its Business as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used and, to the Knowledge of the Company, free from defects

(patent and latent). The assets of the Company at the Closing will be sufficient to permit the Buyer to operate the Company as currently conducted.
SECTION 4.15      Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.
SECTION 4.16      Contracts. Schedule 4.16 lists the following Contracts and other agreements to which the Company is a party:
(a)    any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;
(b)    any Contract (or group of related contracts) between the Company and any Major Customer or Major Supplier;
(c)    any capitalized lease, pledge, conditional sale or title retention agreement involving the payment of more than $25,000 in the aggregate;
(d)    any Contract concerning a partnership or joint venture;
(e)    any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any agreement to act as one of the foregoing on behalf of any Person;
(f)    any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Lien (other than a Permitted Lien) on any of its assets, tangible or intangible;
(g)    any Contract pursuant to which the Company has made or will make loans or advances, or has or will have incurred indebtedness for borrowed money or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);
(h)    any mortgage, indenture, note, bond or other agreement relating to indebtedness incurred or provided by the Company;
(i)    any form of Contract concerning non-solicitation or non-competition or otherwise prohibiting the Company from freely engaging in any business;
(j)    any Contract with any Selling Shareholder or any Affiliate thereof;

(k)    any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, retention, change in control or other plan or arrangement for the benefit of a Service Provider;
(l)    any license, royalty or other Contract relating to Intellectual Property (other than confidentiality agreements entered into in the Ordinary Course of Business or inventions assignment agreements entered into with employees and consultants in the Ordinary Course of Business);
(m)    any Contract involving a governmental body;
(n)    any collective bargaining agreement or any Contract with any labor union to which the Company or any Subsidiary of the Company is a party;
(o)    any Contract for the employment of any individual on a full time, part time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;
(p)    any Contract, whether or not fully performed, relating to any acquisition or disposition of the Company or any predecessor in interest or any acquisition or disposition of any Subsidiary, division, line of business, or real property;
(q)    any Contract under which it has advanced or loaned any amount to any of its directors, officers, and employees;
(r)    any Contract under which the consequences of a default or termination would reasonably be expected to be materially adverse to the Company;
(s)    any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $25,000;
(t)    any commitment to do any of the foregoing described in clauses (a) through (s).
The Company has delivered to the Buyer a correct and complete copy (or form of Contract for certain Contracts so identified on Schedule 4.16) of each written Contract listed in Schedule 4.16 (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.16. With respect to each such Contract: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect; (B) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (D) no party has repudiated in writing any provision of the Contract.
SECTION 4.17      Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practices of the Company.
SECTION 4.18      Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.
SECTION 4.19      Insurance. Schedule 4.19 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage:
(a)    the name, address, and telephone number of the agent;
(b)    the name of the insurer, the name of the policyholder, and the name of each covered insured;
(c)    the policy number and the period of coverage;
(d)    the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
(e)    a description of any retroactive premium adjustments or other loss sharing arrangements.
With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered by insurance in scope and amount customary and reasonable for the Business in which it has engaged. Schedule 4.19 describes any self-insurance arrangements affecting the Company. Schedule 4.19 sets forth known claims, if any, made against the Company that are covered by insurance. Such claims have been, or are in the process of being, disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies. Except as set forth on Schedule 4.19, no claims have been denied coverage during the last five years.
SECTION 4.20      Litigation. Schedule 4.20 sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to the Knowledge of the Company, is threatened in writing to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4.20 would reasonably be expected to result in a Material Adverse Effect of the Company. To its Knowledge, the Company has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company. To its Knowledge, the Company has no Liability with respect to any claims or claims threatened in writing by third parties relating to any sale or proposed sale of the Company (whether structured as a sale of stock, a sale of assets, a merger or otherwise) or any division of the Company. The Company is not party to any litigation relating to such claims and, to the Knowledge of the Company, no such litigation has been threatened in writing.
SECTION 4.21      Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.21 includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).
SECTION 4.22      Product Liability. The Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.
SECTION 4.23      Employees. Schedule 4.23 contains a true, complete and accurate list, as applicable, of the names, titles, annual compensation and/or commission rate (or for contractors/consultants hourly or per diem rate), all bonuses and similar payments, overtime exemption status, whether or not such employee is on a leave of absence and accrued unused paid time off for the current and preceding fiscal years for all directors, officers, employees, consultants and contractors of the Company and any Subsidiary of the Company. To the Knowledge of the Company or any Subsidiary of the Company, no executive, key employee, or group of employees has disclosed any plan to terminate employment with the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or other labor union agreement, nor has any such entity experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes and, to the Knowledge of the Company or any Subsidiary of the Company, none have been threatened. None of the employees of the Company or of any Subsidiary of the Company are, or have at any time been, represented by any union or employee organization and neither the Company nor any Subsidiary of the Company has Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has committed any unfair labor practice. There are no claims, disputes, suits, investigations, grievances, proceedings or controversies pending or, to the Knowledge of the Company or any Subsidiary of the Company, threatened involving any Service Provider. There are no threats, charges, investigations, administrative proceedings or complaints of discrimination pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board,

or any other governmental agency against the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has engaged in any plant closing or employee layoff activities that would violate or require notification pursuant to, the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign plant closing or mass layoff statute, rule or regulation. The records of the Company and any Subsidiary of the Company contain all information necessary to comply with employment verification Laws with respect to each and every country in which an employee is employed. The Company and any Subsidiary of the Company is in compliance in all material respects with all Laws regarding employment and employment practices. Each Person who is or has been classified by the Company or any Subsidiary of the Company as an independent contractor has been properly so classified at all times under all Laws.
SECTION 4.24      Employee Benefits.
(a)    General. Except as set forth on Schedule 4.24(a), neither the Company nor any Subsidiary of the Company is a party to, participates in or has any Liability with respect to any Employee Benefit Plan.
(b)    Plan Documents and Reports. A true and correct copy of each Employee Benefit Plan, and all Contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance Contracts, administration Contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to the Buyer. In the case of any Employee Benefit Plan which is not in written form, the Buyer has been supplied with an accurate description of such Employee Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Employee Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Employee Benefit Plan has been supplied to the Buyer, and there have been no material changes in the financial condition in the respective plans other than market gains or losses to date from that stated in the annual reports and actuarial reports supplied. The Company has also supplied the Buyer with all material communications pertaining to any Employee Benefit Plan within the past three (3) years with any governmental Authority.
(c)    Compliance with Employee Benefit Laws; Liabilities. As to all Employee Benefit Plans:
(i)    All Employee Benefit Plans comply and have been administered in form and in operation in all material respects with its terms and with all applicable requirements of all Law, and no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued and no audit or investigation is underway by any governmental Authority questioning or challenging such compliance, and to the Knowledge of the Company or any Subsidiary of the Company, no such audit or investigation is threatened. The Company and any Subsidiary of the Company have paid and discharged promptly all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed could result in the imposition of a lien or any other claim against the Company or any Subsidiary of the Company.
(ii)    None of the assets of any Employee Benefit Plan is invested in employer securities or employer real property.
(iii)    There have been no non-exempt “prohibited transactions” (as described in any applicable Law, including without limitation Section 406 of ERISA) with respect to any Employee Benefit Plan and neither the Company nor any Subsidiary of the Company has engaged in any prohibited transaction. Neither the Company nor any Subsidiary of the Company has incurred an excise tax or tax penalty under the Code or civil liability under ERISA, and no fact, event or condition exists which could reasonably be expected to give rise to such tax, penalty or liability.
(iv)    There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company or any Subsidiary of the Company, threatened involving any Employee Benefit Plan or the assets thereof and, there are no facts that could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits).
(v)    Neither the Company nor any Subsidiary of the Company has Liability for providing, under any Employee Benefit Plan or otherwise, employment benefits or any post-retirement medical or life insurance benefits, other than statutory Liability for providing group health plan continuation coverage under applicable Law.
(vi)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a currently effective determination letter from the IRS, or with respect to a prototype plan, the Company or any Subsidiary of the Company can rely on a currently effective opinion letter from the IRS to the prototype plan sponsor, to the effect that such Employee Benefit Plan is so qualified and that the Employee Benefit Plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, there are no facts or circumstances that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan
(vii)    Neither the Company, any Subsidiary of the Company, nor any ERISA Affiliate sponsors, maintains or contributes to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Section 412 of the Code or Title IV of ERISA or any “multiemployer plan” within the meaning of Section 3(37) of ERISA.
(viii)    Each contract, agreement, plan or arrangement between a Service Provider and the Company, any Subsidiary of the Company and/or any ERISA Affiliate that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained and administered at all relevant times in form and operation in compliance with Section 409A of the Code and Treasury Regulations and guidance thereunder. No Service Provider is entitled to receive any gross-up, make-whole or additional payment by reason of any Tax (including any Tax under Section 4999 of the Code) being imposed on such person or any interest or penalty related thereto.

(ix)    Actuarially adequate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of the Company or any Subsidiary of the Company and such obligations include a pro rata amount of the contributions and premiums which would otherwise have been made in accordance with past practices and applicable Law for the plan years which include the Closing Date.
(x)    There has been no act or omission by the Company or any Subsidiary of the Company that would impair the ability of the Company or any Subsidiary of the Company (or any successor thereto) to unilaterally amend or terminate (in compliance with and subject to applicable Laws) any Employee Benefit Plan.
(xi)    None of the execution, delivery or performance of this Agreement or the transactions contemplated hereby or thereby (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof) will (i) result in or cause any obligation of liability under any Employee Benefit Plan to any Service Provider, (ii) entitle any Service Provider to any compensation or benefit, (iii) accelerate the time of payment or vesting, or trigger any payment or funding or increase the amount, of any compensation or benefit or trigger any other material obligation under any Employee Benefit Plan, or (iv) directly or indirectly cause the Company or any Subsidiary of the Company to transfer or set aside any assets to fund any Employee Benefit Plan.
(xii)    The Company has:
(i)    paid or remitted all superannuation contributions which are due and payable in respect of the Employees or any contractors of the Company (whether past or present) under any agreement or award relating to contributions which the Company is required to make or to remit; and
(ii)    in respect of each contribution period prior to Completion (within the meaning of the Superannuation Guarantee (Administration) Act 1992), contributed in respect of each Employee or contractor of the Company at a rate sufficient to avoid a liability to a superannuation guarantee shortfall under that Act in respect of that Employee or contractor.
SECTION 4.25      Environmental Matters.
(a)    Each of the Company and its Subsidiaries:
(i)    has complied and is in compliance with all Environmental Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or, to the Knowledge of the Company, commenced alleging any such failure to comply);
(ii)    has obtained and complied with, and is in compliance with, all Permits, licenses and other authorizations that are required pursuant to Environmental Laws and that all Permits, licenses and other authorizations that are required pursuant to Environmental Laws are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to all Permits, licenses and other authorizations that are required pursuant to Environmental Laws, the Company has undertaken all commercially reasonable measures necessary to facilitate transferability of the same, and the Company is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor has it received any written notice or communication regarding any material adverse change in the status or terms and conditions of the same; and
(iii)    has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws.
(b)    Neither the Company nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws.
(c)    Except as set forth on Schedule 4.25(c), the Company has no Liability, and the Company and its Subsidiaries have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could give rise to any Liability, for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Law.
(d)    Schedule 4.25(d) sets forth, to the Knowledge of the Company, all properties and equipment used in the business of the Company and its Subsidiaries that contain, or have contained, asbestos, PCB’s, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans and other Hazardous Substances.
(e)    To the Knowledge of the Company, none of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.
(f)    Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to Environmental Laws.
(g)    Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(h)    Neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.
(i)    No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its Subsidiaries will materially prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other Liabilities pursuant to Environmental Laws, including without limitation any relating to onsite or offsite releases or threatened releases of Hazardous Substances or wastes, personal injury, property damage or natural resources damage.
SECTION 4.26      Permits. Schedule 4.26 is a true and accurate list of all licenses, certificates, permits, franchises, rights, code approvals and private product approvals (collectively, “Permits”) held by the Company. None of the Permits will lapse as a result of the Closing, and no further action on the part of the Buyer or any other Person is necessary to maintain the Permits of the Company in full force and effect following the Closing. Except for the Permits listed on Schedule 4.26, there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the Business of the Company as presently conducted. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.26.
SECTION 4.27      Pipeline. Schedule 4.27 sets forth a true, complete and correct list of all customer orders of the Company which constitute pipeline (“Pipeline”) and the dollar amount represented by each such order as of June 30, 2017. Except as set forth on Schedule 4.27, none of the Pipeline orders have been canceled and, to the Knowledge of the Company, there exist no written threats of cancellation with respect to the Pipeline orders.
SECTION 4.28      No Conflict of Interest. To the Knowledge of the Company, no Affiliate thereof has or claims to have any direct or indirect interest in any tangible or intangible property used in the Business of the Company except as a holder of Subject Shares or as party to a Contract disclosed in the Schedules.
SECTION 4.29      Bank Accounts. Schedule 4.29 sets forth the names and locations of each bank or other financial institution at which the Company has accounts (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.
SECTION 4.30      Customers and Suppliers.
(a)    Schedule 4.30 sets forth:
(i)    a list of the 10 largest customers of the Company, in terms of revenue during each of the 2015 and 2016 calendar years and the six months ended June 30, 2017 (collectively, the “Major Customers”), showing the total revenue received in each such period from each such customer;

(ii)    a list of the 10 largest suppliers of the Company in terms of purchases during the 2015 and 2016 calendar years and the six months ended June 30, 2017 (collectively, the “Major Suppliers”), and showing the approximate total purchases in each such period from each such supplier; and
(iii)    a list of the 10 products with the largest sales volume sold by the Company in terms of revenue during each of the 2015 and 2016 calendar years and the six months ended June 30, 2017 (collectively, the “Major Products”), showing the approximate total revenue received in each such period with respect to each such product.
(b)    Since the date of the Latest Balance Sheet, there has not been any adverse change in the business relationship, and there has been no dispute, between the Company and any Major Customer or Major Supplier, and, to the Knowledge of the Company, no Major Customer or Major Supplier has disclosed in writing an intent to reduce its purchases from, or sales to, the Company. Since the date of the Latest Balance Sheet, there have been no material decreases in the profit margins on any Major Product and, to the Knowledge of the Company no fact or circumstance currently exists that would reasonably be expected to have a material adverse effect on the profit margins on any Major Product in its current fiscal year (other than conditions affecting the markets and/or industries in which the Company participates or affecting the economy as a whole of the United States or any foreign countries where the Company has operations or affecting the financial and/or securities markets in the United States or any foreign countries where the Company has operations (other than those that disproportionately affect the Company relative to similarly-situated industry participants)).
SECTION 4.31      Claims Against Officers and Directors. Schedule 4.31 sets forth each pending or, to the Knowledge of the Company, threatened in writing claims against any director, officer, employee or agent of the Company or any other Person which could give rise to any claim for indemnification against the Company.
SECTION 4.32      Improper and Other Payments.
(a)    Neither the Company, nor, to the Knowledge of the Company, any director, officer, employee, agent or representative of the Company, nor any Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful;
(b)    no contributions have been made, directly or indirectly, by the Company to a domestic or foreign political party or candidate.
(c)    no improper foreign payment (as defined in either the Foreign Corrupt Practices Act or the UK Bribery Act, both as amended from time to time or a similar law of Australia or any other country if and to the extent applicable to the Company) has been made by the Company; and
(d)    the internal accounting controls of the Company are adequate to detect any of the foregoing.

SECTION 4.33      Accuracy of Statements. Neither this Agreement nor any Schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company or any Selling Shareholders to Buyer or any representative or Affiliate of Buyer in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made or will be made or provided, not misleading.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Selling Shareholders that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).
SECTION 5.1      Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer is not in default under or in violation of any provision of its articles of incorporation or bylaws.
SECTION 5.2      Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.
SECTION 5.3      Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, Contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.
SECTION 5.4      Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Selling Shareholder could become liable or obligated.
SECTION 5.5      Legal Compliance. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or to the knowledge of the Buyer commenced against any of them alleging any failure so to comply with respect to the transactions contemplated by this Agreement.

SECTION 5.6      Valid Issuance. The Stock Consideration, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and Liens or encumbrances created by or imposed by a Selling Shareholder. Assuming the accuracy of the representations of the Selling Shareholders in Article III of this Agreement and subject to applicable securities filings, the Stock Consideration will be issued in compliance with all applicable federal and state securities laws.
SECTION 5.7      Financing. At the Closing, Buyer will have available unrestricted funds sufficient to pay the Cash Consideration and any expenses incurred or to be paid by Buyer in connection with the transactions contemplated hereby.
SECTION 5.8      Accuracy of Statements. Neither this Agreement nor any Schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Buyer to Selling Shareholders or any representative or Affiliate of Selling Shareholders in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are or will be made or provided, not misleading.
SECTION 5.9      Buyer SEC Reports; Compliance. The Buyer has filed all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, since January 1, 2017 (collectively, the “Buyer SEC Reports”), and has previously furnished or made available (through EDGAR) to the Selling Shareholders true and complete copies of all Buyer SEC Reports. None of the Buyer SEC Reports, including all documents incorporated by reference therein, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in each case as of the date thereof).
SECTION 5.10      Investigation; No Inducement or Reliance; Independent Assessment.
(a)    With respect to this Agreement and the transactions contemplated by this Agreement, the Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any Selling Shareholders (or their Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article III or Article IV, or the certificates contemplated to be delivered hereby by the Company, whether or not any such representations, warranties or statements were made in writing or orally.

ARTICLE VI
COVENANTS

SECTION 6.1      General. Each of the parties will use his or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.
SECTION 6.2      Efforts.
(a)    Subject to the terms and conditions hereof, each party hereto shall use all reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable. An undertaking of a Person under this Agreement to use such Person’s best efforts shall not require such Person to incur unreasonable expenses or obligations in order to satisfy such undertaking.
(b)    The Selling Shareholders, the Company and the Buyer will, as promptly as practicable (i) make the required filings with, and use their respective best efforts to obtain all required authorizations, approvals, consents and other actions of, governmental Authorities and (ii) use their respective best efforts to obtain all other required consents of other Persons with respect to the transactions contemplated hereby.
SECTION 6.3      Employment Agreements. The Company shall enter into the Employment Agreements.
SECTION 6.4      Public Announcements Post-Closing. The Selling Shareholders and the Company shall consult with each other and Buyer before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement. After the Closing, the Selling Shareholders and the Company shall not, without the prior written consent of Buyer, issue any such press release or make any such public statement, except as may be required by applicable Law.
SECTION 6.5      Consistent Tax Reporting. The Selling Shareholders, the Company and the Buyer shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state, local or foreign Tax. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein.
SECTION 6.6      Confidentiality.
(a)    The parties acknowledge that the Company and Buyer have previously executed a Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, and each of Buyer and the Company shall hold, and shall cause its respective directors, officers, employees of the Company, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any information regarding the other party confidential in accordance with the terms of the Confidentiality Agreement; provided, however, that all confidential information in respect of the Company, its Subsidiaries, and its business shall be deemed confidential information of Buyer from and after the Closing.
(b)    After the Closing, the Selling Shareholders will, and will cause the Company to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, in the event of a Closing, deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession. In the event that any Selling Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Selling Shareholder will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Selling Shareholder may disclose the Confidential Information to the tribunal; provided, however, that such Selling Shareholder shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.
SECTION 6.7      Noncompetition.
(a)    The Management Parties acknowledge that they have a special knowledge of the Company Business and the proprietary and confidential information included in the Company Business, and that the Buyer is making a considerable investment in the Company Business from which such Management Parties have benefitted. In consideration of this Agreement and such investment and benefit, and as an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated herein, each of the Management Parties hereby agrees that, for a period of two (2) years after the Closing Date, no such Management Party will, directly or indirectly through any Affiliate, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business that directly or indirectly competes with the Company Business as at the date of this Agreement (each a “Competitive Business”); provided, however, that any such Selling Shareholder may own less than 1% of any outstanding class of securities registered pursuant to the Securities Exchange Act, as amended, of an issuer that is a Competitive Business.
(b)    For a period of five years following the Closing Date, none of Management Parties will, without the express prior written approval of the Board of Directors of the Buyer, (A) directly or indirectly recruit, solicit or otherwise induce or influence any sales agent, joint venturer, lessor, supplier, agent, representative or any other person that has or had during the one year period initially preceding the Closing Date a business relationship with the Company or the Buyer, to discontinue, reduce or adversely modify such employment, agency or business relationship with the Buyer or the Company as it relates to the Businesses as conducted by the Company or the Buyer after the Closing Date, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is employed or retained by the Buyer or the Company. Notwithstanding the foregoing, nothing herein shall prevent a Selling Shareholder from providing a letter of recommendation to an employee with respect to a future employment opportunity.
(c)    For a period of five years following the Closing Date, none of the Management Parties will without the express prior written approval of the Board of Directors of the Buyer, directly or indirectly, recruit, solicit or otherwise induce or influence any customer of the Buyer or the Company to discontinue, reduce or modify such business relationship with the Buyer or the Company.
(d)    Each of the Management Parties agrees that the violation or threatened violation of any of the provisions of this Section 6.7 shall cause immediate and irreparable harm to the Buyer and that the damage to the Buyer will be difficult or impossible to calculate with precision. Therefore, in the event any of such Management Parties violates this Section 6.7, an injunction restraining such Selling Shareholder from such violation may be entered against such Selling Shareholder(s) in addition to any other relief available to the Buyer.
(e)    If, at the time of enforcement of any provision of this Section 6.7, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law; provided, however, that the substituted period shall not exceed the period contemplated by this Agreement.
SECTION 6.8      Exercise of Options. Immediately prior to the Closing, each of the Management Parties and the other Selling Shareholders has exercised, or terminated, their respective Company Options; it being understood and agreed, that any such exercise price may be paid by each of the Management Parties or the other Selling Shareholders to the Company out of the Cash Consideration payable to the Management Parties or the other Selling Shareholders on the Closing Date, all as set forth on Schedule 6.8 annexed hereto.
SECTION 6.9      Further Assurances. The Selling Shareholders, the Company and the Buyer agree as follows with respect to the period following the Closing:
(a)    In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VII), including but not limited to each of the Management Parties using his or her reasonable efforts to cause the conclusion as soon as practicable (with a target of September 15, 2017) of the audit by September 30, 2017 of the financial statements of the Company under GAAP as at and for the year ended June 30, 2017. From and after the Closing, the Buyer will be entitled to access all documents, books, records, agreements, and financial data of any sort relating to the Company.
(b)    In the event and for so long as any party hereto actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties hereto will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VII).
(c)    Within two (2) Business Days of the Closing, the Management Parties shall use reasonable efforts to provide Buyer with a complete and accurate list and aging schedule of all accounts receivable and accounts payable of the Company as of the Closing Date.
SECTION 6.10      Rule 144. With a view to making available to the Selling Shareholder the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Selling Shareholder to sell securities of the Buyer to the public without registration, the Buyer shall:
(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act; and
(c)    furnish to any Selling Shareholder, so long as the Selling Shareholder owns any Stock Consideration that bears a restrictive legend, forthwith upon request (i) to the extent accurate, a written statement by the Buyer that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act; and (ii) such other information as may be reasonably requested in availing any Selling Shareholder of any rule or regulation of the SEC that permits the selling of any such securities without registration.
SECTION 6.11      Indemnification of Officers and Directors.
(a)    From the Closing Date through the sixth (6th) anniversary of the Closing Date, Buyer and the Company shall, jointly and severally, continue to be obligated to indemnify and hold harmless each Selling Shareholder who is now, or has been at any time prior to the Closing, a director or officer of the Company and who is entitled to indemnification under the organizational documents of the Company (the “D&O Indemnified Parties”) to the full extent that indemnification would be required under such organizational documents if the Closing had not occurred. This Section 6.11(a) shall in no way limit the indemnification obligations of the Selling Shareholders under Article VII and Buyer shall have no obligation to indemnify any D&O Indemnified Party with respect to any Damages arising or resulting from such D&O Indemnified Party’s obligation (if any) to indemnify any Buyer Indemnified Party under this Agreement.1
_______________________

[1]
It is the understanding and agreement of the parties hereto that in the event tail policies in respect of the claims-made policies of the Company in effect as of the date hereof (other than directors and officers insurance), including without limitation Products Liability & Products Financial Loss Insurance or Directors & Officers & Employment Practices Liability (Management Liability Insurance), are not available to Buyer from any of Buyer’s current insurers or under its own policies, the parties hereto shall negotiate in good faith with respect to the purchase of tail policies under the Company’s current claims-made policies.

(b)    Within thirty (30) days after the Closing Date, (i) the Company shall purchase for the benefit of the D&O Indemnified Parties who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy a prepaid run-off directors’ and officers’ liability insurance policy for events that shall have occurred prior to the Closing, which policy shall provide coverage that is substantially equivalent to and no less favorable in the aggregate than the Company’s existing policy and shall remain in effect for a period of six (6) years after the Closing Date (the “D&O Tail Policy”).
(c)    The provisions of this Section 6.11 shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.
ARTICLE VII

SURVIVAL AND REMEDY; INDEMNIFICATION
SECTION 7.1      Survival of Representations and Warranties. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied. Notwithstanding the foregoing, (a) the Seller Fundamental Representations (other than Section 4.11), and the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.4 of this Agreement shall survive the Closing and continue in full force and effect indefinitely; (b) the representations and warranties of the Company contained in Sections 4.10, 4.11, 4.13, 4.25 and the covenants set forth in Article VI of this Agreement shall survive the Closing and continue in full force and effect until 60 days after the expiration of the applicable statute of limitations (including any extensions or waivers thereof); and (c) all other representations and warranties, and the related agreements of the Selling Shareholders, the Company and the Buyer to indemnify each other set forth in this Article VII, shall survive and continue for, and all indemnification claims with respect thereto shall be made prior to the end of, twelve (12) months from the Closing Date, except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof (the “Indemnification Period”).
SECTION 7.2      Indemnification by the Selling Shareholders.
(a)    In the event that, during the Indemnification Period there is:
(i)    a breach (or an alleged breach) of any of the representations or warranties set forth in Article III or Article IV that is made by the Company or any Selling Shareholder, provided, that for purposes of this clause (i) of this Section 7.2(a), the calculation of the amount of Damages resulting therefrom shall be determined without giving effect to any qualification contained therein as materiality or “Material Adverse Effect”,

(ii)    any breach of or failure to perform any covenant, agreement or obligation of, the Company or any Selling Shareholder in this Agreement or any other document contemplated hereby, or in any document relating hereto or thereto or contained in any exhibit or Schedule to this Agreement,
(iii)    any Damages under Environmental Laws and relating to the Business and activities or the ownership, operation or lease by the Company of facilities in respect of any periods prior to the Closing,
(iv)    any Damages arising from any of the matters set forth on Schedule 4.20;
(v)    any Damages arising from, or in connection with, any investigation, action, suit, proceeding or other claim incident to any of the foregoing and, if there is an applicable survival period pursuant to Section 7.1, or
(vi)    any Damages arising from Taxes of the Company for any taxable period (or portion thereof) that ends on or before the Closing Date, then, in each case, provided that the Buyer makes a written claim for indemnification against the Company within the applicable Indemnification Period, the Selling Shareholders (collectively, the “Company Indemnifying Parties”) agree (subject to the limitations set forth in this Section 7.2(b)) to, severally and not jointly, indemnify the Buyer and its Affiliates, directors, officers, employees, stockholders, representatives and agents (collectively the “Buyer Indemnified Parties”) from and against the entirety of any Damages the Buyer Indemnified Parties may suffer through and after the date of the claim for indemnification (including any Damages the Buyer Indemnified Parties may suffer through and after the end of the applicable Indemnification Period) resulting from, arising out of, relating to, in the nature of, or caused by any breach (or alleged breach) of the foregoing.
(b)    Deductible. Except for breaches of the representations and warranties that would constitute fraud in the inducement or breaches of any of the Seller Fundamental Representations, the Company Indemnifying Parties shall not be liable to the Buyer Indemnified Parties for indemnification under Section 7.2(a)(i) until the Buyer Indemnified Parties have suffered Damages in excess of $180,000 in respect of all claims, whether related or unrelated, in the aggregate (at which point the Company Indemnifying Parties will be obligated to indemnify the Buyer Indemnified Parties from and against all Damages incurred by Buyer that exceed such deductible).
(c)    Limitation of Liability. Other than with respect to claims based on fraud, intentional misrepresentation, or claims based on the breach of any Seller Fundamental Representation, notwithstanding anything to the contrary in this Section 7.2, (i) the maximum aggregate Liability of any Selling Shareholder under this Section 7.2 (including, for the avoidance of doubt, in respect of any punitive, incidental, consequential, special, indirect or similar forms of Damages recoverable hereunder) is equal to the product of such Selling Shareholder’s Purchase Price Percentage and the Consideration, and (ii) no Selling Shareholder shall have any indemnification obligation under this Section 7.2 in respect of Damages solely attributable to the breach or failure to perform of any other Selling Shareholder (each, a “Direct Selling Shareholder Claim”).

(d)    Exclusive Remedy. It is specifically agreed that, subsequent to the Closing, other than with respect to claims based on fraud or intentional misrepresentation, the Selling Shareholders’ liability in relation to the transactions contemplated by this Agreement is exclusively governed by this Agreement and that no remedy whatsoever under any other statute, law or legal principle, shall be available to the Buyer against any Selling Shareholder except as expressly provided in this Section 7.2 (and subject to Section 7.5(a)).
SECTION 7.3      Indemnification by the Buyer. Provided that the Selling Shareholders make a written claim for indemnification against the Buyer within the survival period set forth in Section 7.1, the Buyer agrees to indemnify the Selling Shareholders against, and agrees to hold them harmless from, any and all Damages the Selling Shareholders may suffer through and after the date of the claim for indemnification (including any Damages the Selling Shareholders may suffer through and after the end of the applicable Indemnification Period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach of or any inaccuracy in any representation or warranty made by the Buyer pursuant to this Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any exhibit or Schedule to this Agreement; (ii) any breach of or failure by the Buyer to perform any agreement, covenant or obligation of the Buyer set out in this Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any exhibit or Schedule to this Agreement; and (iii) any obligations and Liabilities in respect of the Company from and after the Closing Date.
SECTION 7.4      Third-Party Claims.
(a)    If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article VII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. For purposes of this Section 7.4, in all instances where the Indemnifying Party would be any Selling Shareholder, the term “Indemnifying Party” shall be limited to the Management Parties who are Selling Shareholders.
(b)    Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
(c)    So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).
(d)    In the event any of the conditions in Section 7.4(b) above is or becomes unsatisfied in the reasonable judgment of the Indemnified Party, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VII.
SECTION 7.5      Other Indemnification Provisions.
(a)    The liability of any party under this Article VII shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on a party’s fraudulent acts or omissions. None of the provisions of this Agreement shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.
(b)    Each Selling Shareholder hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he or she was a director, manager, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, member, trustee, director, manager, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Selling Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable Law, or otherwise).
(c)    Indemnification claims shall be reduced, by and to the extent, that an Indemnified Party shall be entitled to receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such Indemnified Party, net of any increased premiums or similar costs arising out of the making of such claims against such arrangements; provided, however, that indemnification claims shall not be reduced by Tax benefits, if any.

(d)    Other than as paid in connection with a Third Party Claim, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except in each case to the extent any such damage or loss was a reasonably foreseeable consequence of such breach or alleged breach.
(e)    Each Selling Shareholder hereby waives and releases on behalf of each person providing indemnification under this Article 9 any and all rights that such person may have under this Agreement or otherwise to assert claims of contribution against the Company or its Affiliates from and after the Closing.
SECTION 7.6      Payment of Indemnified Amounts.
(a)    Buyer agrees that to the fullest extent permitted by Law, after the Closing and with respect to any claim or cause of action asserted by Buyer relating to or arising from breaches of the representations, warranties or covenants of the Company or the Selling Shareholders contained in this Agreement Buyer will first take any amounts owed to the Buyer by the Company Indemnifying Parties pursuant to this Article VII from the Holdback Amount. The Holdback Amount shall be the Buyer’s sole and exclusive remedy until the Holdback Amount is completely depleted, at which point, subject to Section 7.2(c), the Buyer shall look to collect in cash any additional amounts owed hereunder from the Company Indemnifying Parties. For the avoidance of doubt, and notwithstanding anything to the contrary herein or otherwise, any Buyer Indemnified Party shall be entitled to recover from any portion of, or all of, the Holdback Amount in respect of any claim made by any such Buyer Indemnified Party against any Company Indemnifying Party pursuant to this Article VII, notwithstanding that the Company Indemnifying Parties are severally, but not jointly liable to indemnify the Buyer Indemnified Parties hereunder. The parties hereto further agree that notwithstanding the several and not joint liability of the Company Indemnifying Parties under this Article VII, each Buyer Indemnified Party shall be entitled to seek recourse hereunder against any one, some, or all of the Company Indemnifying Parties in accordance with the terms hereof.
SECTION 7.7     Shareholders’ Representative.
(a)    Each of the Company Indemnifying Parties appoints Brandt as the Shareholders’ Representative, with full power of substitution and re-substitution, and in such capacity to serve as the Company Indemnifying Parties’ agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement, and the Shareholders’ Representative hereby accepts such appointment. The Shareholders’ Representative shall be the exclusive agent for and on behalf of the Company Indemnifying Parties to (1) give and receive notices and communications to or from Purchaser relating to this Agreement or any of the other transactions contemplated by this Agreement, other than in connection with Direct Selling Shareholder Claims; (2) authorize deliveries to the Buyer of cash or Stock Consideration (including the Holdback Amount) and legally bind each of the Company Indemnifying Parties to pay cash or Stock Consideration (including the Holdback Amount) directly to the Buyer in satisfaction of claims asserted by the Buyer (including by not objecting to such claims), other than in connection with Direct Selling Shareholder Claims; (3) object to such claims other than in connection with Direct

Selling Shareholder Claims; (4) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with judicial orders with respect to, such claims, other than in connection with Direct Selling Shareholder Claims; (5) take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance, other than in connection with Direct Selling Shareholder Claims; (6) execute for and on behalf of each Company Indemnifying Parties any amendment to this Agreement or any exhibit, annex or schedule hereto, provided that such amendment does not disproportionately (based on initial Purchase Price Percentage) affect any Selling Shareholder relative to other Selling Shareholders; and (7) execute for and on behalf of each of the Company Indemnifying Parties any waiver or extension to this Agreement. The Shareholders’ Representative shall be the sole and exclusive means of asserting or addressing any of the above, and none of the Company Indemnifying Parties shall have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Shareholders’ Representative. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any of the Company Indemnifying Parties or by operation of Law, whether by the death or incapacity of any of the Company Indemnifying Parties or the occurrence of any other event, and any action taken by the Shareholders’ Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any of the Company Indemnifying Parties or the Shareholders’ Representative will have received any notice thereof.
(b)    Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders’ Representative that is within the scope of the Shareholders’ Representative’s authority under this Agreement shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Company Indemnifying Parties, and shall be final, binding and conclusive upon each of them. The Buyer shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, all such Company Indemnifying Parties. The Buyer is unconditionally and irrevocably relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Shareholders’ Representative.
(c)    The scope of the powers of the Shareholders’ Representative as agent for the Company Indemnifying Parties may be changed, and the Person serving as the Shareholders’ Representative may be replaced from time to time, by the vote or consent of Company Indemnifying Parties representing a majority in interest of all Purchase Price Percentages upon not less than thirty (30) days’ prior notice to the Buyer. If there is not a Shareholders’ Representative at any time, any obligation to provide notice to the Shareholders’ Representative will be deemed satisfied if such notice is delivered to each of the Company Indemnifying Parties at their addresses last known to the Buyer, which will be the address set forth in the Schedules unless the Shareholders’ Representative provides notice to the Purchaser of a different address.

(d)    All expenses, if any, incurred by the Shareholders’ Representative in connection with the performance of his duties as the Shareholders’ Representative (the “Shareholders’ Representative Expenses”) will be borne and paid by the Company Indemnifying Parties according to their relative Purchase Price Percentages. The Shareholders’ Representative may use the funds in the Shareholders’ Representative Fund to pay the expenses incurred by the Shareholders’ Representative under the authorization granted in this Section 7.7. Any Shareholders’ Representative Fund remaining after payment of all of the Shareholders’ Representative Expenses following the later of (i) the resolution of all indemnification claims under Article IX and the determination by the Shareholders’ Representative that such funds are no longer necessary in connection with indemnification claims that may be brought thereunder and (ii) the payment of the maximum amount recoverable by the Buyer from the Company Indemnifying Parties, if any, shall be distributed to the Company Indemnifying Parties in accordance with their relative Purchase Price Percentages. The Shareholders’ Representative shall hold, invest, reinvest and disburse the Shareholders’ Representative Fund in trust for all of the Company Indemnifying Parties and the Shareholders’ Representative Fund shall not be used for any other purpose. Any expense, liability or obligation that the Shareholders’ Representative incurs or pays on behalf of a Company Indemnifying Party or group of Company Indemnifying Parties shall be promptly reimbursed by the Company Indemnifying Party(ies) on whose behalf such expenses were paid. In the event any Company Indemnifying Party does not promptly reimburse the Shareholders’ Representative for any such expense, liability or obligation, the Shareholders’ Representative shall have the right to withhold and keep such amount from any payments to be made to such Company Indemnifying Party hereunder. For Tax purposes, each Company Indemnifying Party shall be treated as having: (A) received at Closing as consideration for its Subject Shares that portion of the Shareholders’ Representative Fund that such Company Indemnifying Party would have received if such amount were paid directly to the Company Indemnifying Parties at Closing; and (B) contributed such Company Indemnifying Party’s respective portion to a grantor trust, owned by the Company Indemnifying Parties and of which the Shareholders’ Representative is the trustee. Consistent with this treatment, each Company Indemnifying Party will report its portion of the Shareholders’ Representative Fund, and subsequent income or expenses of the Shareholders’ Representative Fund, on its respective Tax Returns, and the Shareholders’ Representative will provide the Company Indemnifying Parties with the required statements regarding the Shareholders’ Representative Fund’s income and expenses as to assist the Company Indemnifying Parties with their respective Tax reporting obligations. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from each of the Company Indemnifying Parties.
(e)    The Shareholders’ Representative shall not be liable to any Company Indemnifying Parties for any act done or omitted hereunder as the Shareholders’ Representative while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert shall be conclusive evidence of such good faith. The Company Indemnifying Parties shall severally and not jointly indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, liability, damage, claim, suit, penalty, cost or expense (including fees and expenses of counsel) incurred without gross negligence or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(f)    The Shareholders’ Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company’s former officers and employees for purposes of performing his duties and exercising his rights hereunder, other than in context of a dispute hereunder. The Shareholders’ Representative shall treat confidentially and not use or disclose any Confidential Information to anyone, except that the Shareholders’ Representative may disclose the terms or information to the Company Indemnifying Parties or the Shareholders’ Representative’s employees, attorneys, accountants, financial advisors, agents or authorized representatives on a need-to-know basis, as long as the Person agrees to treat such information confidentially. If requested by the Buyer, the Shareholders’ Representative shall enter into a separate confidentiality agreement before being provided access to such information.
(g)    By his signature to this Agreement, the initial Shareholders’ Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as the Shareholders’ Representative and to discharge the duties and responsibilities of the Shareholders’ Representative pursuant to the terms of this Agreement. For clarity, the Person serving as the Shareholders’ Representative may resign from such service at any time on notice to the Company Indemnifying Parties.

ARTICLE VIII

MISCELLANEOUS
SECTION 8.1      Expenses. Each party will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, with the parties understanding that the Company’s transaction expenses whether pre or post-closing shall be treated Existing Liabilities.
SECTION 8.2      Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Selling Shareholders; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law, including the Buyer’s filing of a Current Report on Form 8-K with the SEC, or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure).
SECTION 8.3      No Third-Party Beneficiaries. Subject to the provisions of Section 8.5, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.
SECTION 8.4      Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

SECTION 8.5      Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Selling Shareholders; provided, however, that the Buyer may, upon prior written notice (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) grant a security interest in respect of its rights hereunder to its lenders; and provided further, however, the Shareholders’ Representative may assign and/or delegate the rights and obligations of the Shareholders’ Representative pursuant to Section 7.7.
SECTION 8.6      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
SECTION 8.7      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 8.8      Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a)	If to the Company to: vivoPharm LLC
1214 Research Road
Hummelstown, PA 17036, USA
Attention. Dr. Ralf Brandt, CEO
Email: ralf.brandt@vivopharm.com
Facsimile: +1 (717) 724-5390

vivoPharm Pty Ltd.
Level 3, Suite 29
240 Plenty Road
Bundoora VIC 3085, Australia
with a copy (which shall not constitute notice) to:
SLF Lawyers
Level 19, 141 Queen Street
Brisbane QLD 4000, Australia
Attention: Steven Morris
Email: smorris@slflawyers.com.au

Facsimile: +61 7 3839 7314
and to:
Faber Daeufer & Itrato PC
890 Winter Street, Suite 315
Waltham, MA 02451, USA
Attention: Joseph L. Faber
Email: joe.faber@faberlawgroup.com
Facsimile: +1 (781) 795-4747
(b)    If to the Selling Shareholders, to the addresses set forth in the Company’s records:
with a copy (which shall not constitute notice) to:
(c)    If to the Buyer, addressed as follows:
Cancer Genetics, Inc.
201 Route 17 North, 2nd Floor
Rutherford, NJ 07070, USA
Attention: Panna Sharma, President & CEO
Email: panna.sharma@cgix.com
Facsimile No.: (201) 528-9201
Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
SECTION 8.9      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Laws of Delaware.
SECTION 8.10      Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Selling Shareholders. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
SECTION 8.11      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
SECTION 8.12      Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
SECTION 8.13      Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
SECTION 8.14      Injunctive Relief; Remedies. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 8.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.
SECTION 8.15      Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware, United States in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.8 above. Nothing in this Section 8.15, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
SECTION 8.16      Release.
(a)    As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby and for other good and sufficient consideration, effective as of the Closing, each of the Selling Shareholders, with the intention of binding himself, herself or itself and each of such Selling Shareholder’s representatives, heirs, executors, administrators and assigns (the “Releasors”), hereby releases, acquits and forever discharges Buyer and the Company and each of their past and present Affiliates, Subsidiaries, and representatives, and all Persons acting by, through, under, or in concert with such Persons (the “Releasees”), of and from any and all manner of action or actions, cause or causes of action, suits, arbitrations, demands, debts, contracts, agreements, promises, Liability, Damages, or loss of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein, (hereinafter, a “Claim”), which the Releasors now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, act, omission or thing whatsoever in any way arising out of, based upon, or relating to such Selling Shareholder’s ownership of Subject Shares or other equity interest in the Company; provided, however, that nothing set forth in this Section 8.16 shall (i) affect the ability of any of such Selling Shareholder to bring a Claim under this Agreement in accordance with the terms hereof, (ii) release, acquit or discharge any rights to indemnification to which any Selling Shareholder may be entitled under the Company’s bylaws as in effect on the date of this Agreement or under any employment agreement and/or indemnification agreement between such Selling Shareholder and the Company or (iii) affect the ability of any of the Selling Shareholders to bring a Claim with respect to any ordinary course of employment rights or any Contracts with Buyer or the Company that remain in effect after the Closing. This release includes all of the Claims described above, even if the Releasor does not know or suspect that the claims exist, and even if knowledge of those claims would have affected its consideration of this Agreement. Each Releasor waives the effect of California Civil Code Section 1542 and any other analogous provision of applicable law of any jurisdiction. California Civil Code Section 1542 states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
(b)    Each Selling Shareholder represents and warrants to the Company and Buyer that there has been no assignment or other transfer of any interest in any Claim which such Selling Shareholder may have against any of the Releasees, and each Selling Shareholder shall indemnify and hold the Releasees harmless from any Liability, Claims or attorneys’ fees or expenses incurred as a result of any Person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such Party.
(c)    Each Selling Shareholder represents and warrants to the Company and Buyer that it has not filed, nor has as of the date hereof, any Claims against any of the Releasees. If any Selling Shareholder hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, including, without limitation, through any motion to reconsider, reopen or appeal the dismissal of the suit or action, then such Seller will pay to the Releasees against whom such claim(s) is asserted all Damages incurred by such Releasees in defending or otherwise responding to said Claim.
SECTION 8.17      Conflicts Waiver.

(a)    After the Closing, it is possible that Faber Daeufer & Itrato PC and Australian Company Counsel (collectively, and together with their respective successors, the “Firms”) will represent the Shareholders’ Representative and/or one or more of the Selling Shareholders in connection with this Agreement and/or any claims related to the transactions contemplated by this Agreement. The Buyer and the Company hereby agree that any (or all) of the Firms may represent the Shareholders’ Representative and/or one or more of the Selling Shareholders in the future in connection with this Agreement and/or any claims related to the transactions contemplated by this Agreement, including in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Further, the Buyer and the Company hereby consent to the disclosure by the Firms to the Shareholders’ Representative and the Selling Shareholders, at any time, of any information learned by Firms in the course of its (or their) representation of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, whether or not such information may otherwise be subject to the attorney-client privilege or any duty of confidentiality.
(b)    From and after the Closing, all pre-Closing communications between the Company or any of their respective officers, employees, partners, members, directors or Affiliates, on the one hand, and one or more of the Firms, on the other hand with respect to this Agreement and the transactions contemplated by this Agreement (the “Pre-Closing Confidential Communications”) shall be deemed to be attorney-client confidences that belong solely to the Selling Shareholders (and not to the Company or its Subsidiaries), and neither the Selling Shareholders nor the Firms shall have any duty to reveal or disclose to the Buyer, the Company or any of their respective Affiliates (and the Buyer, the Company and their respective Affiliates will not have any right to access or review) the Pre-Closing Confidential Communications by reason of any attorney client relationship between the Firms and the Company or otherwise. All books, records and other materials of the Company in any medium (including electronic copies) containing any of the Pre-Closing Confidential Communications or the work product of the Firms with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, solely to the extent of the Pre-Closing Confidential Communication, are hereby assigned and transferred to the Selling Shareholders effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement and shall be distributed to the Shareholders’ Representative to hold for the benefit of the Selling Shareholders immediately prior to the Closing with no copies thereof retained by the Company or its Subsidiaries or other representatives of the Company or its Subsidiaries. In the event of any conflict between the provisions of this Section 8.17 and any other provisions in this Agreement, the provisions of this Section 8.17 shall control. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company or its Subsidiaries and a third party (other than a party to this Agreement, the Selling Shareholders or any of their respective Affiliates) after the Closing, the Company or its Subsidiaries may assert the attorney-client privilege and/or attorney work product protections to prevent disclosure of any Pre-Closing Confidential Communications by the Firms to such third party; provided, however, that neither the Buyer, the Company nor any Subsidiary may waive such privilege without the prior written consent of the Shareholders’ Representative.

[Balance of this page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
CANCER GENETICS, INC.
By: /s/ Panna Sharma
Panna Sharma, President and CEO

EXECUTED by VivoPHARM PTY LTD by being signed by:	) )

/s/ Ian Nisbet		/s/ Ralf Brandt
Signature of director		Signature of director/secretary

Ian Nisbet		Ralf Brandt
Name of director (please print)		Name of director/secretary (please print)
/s/ Ralf Brandt
DR. RALF BRANDT, as Shareholders’ Representative

EXECUTED by SABINE BRANDT, TRUSTEE OF THE BRANDT FAMILY TRUST:

/s/ Sabine Brandt

[Signature Page to Stock Purchase Agreement]

SOUTH AUSTRALIAN LIFE SCIENCE ADVANCEMENT PARTNERSHIP, LP
By: Carnegie Venture Capital Pty Ltd, in its capacity as Manager
By:/s/ Kate Thompson
Kate Thompson, Director
By:/s/ Mark Carnegie
Mark Carnegie, Director

ROYAL MELBOURNE INSTITUTE OF TECHNOLOGY
By: Ian Nisbet and Brenton Wright, Independent Directors

__/s/ Ian Nisbet _______________________
Ian Nisbet

/s/ Richard Boyd
Witness

_____/s/ Brenton Wright______________
Brenton Wright

/s/ Pam Simmons
Witness

[Signature Page to Stock Purchase Agreement]

[Signature Page to Stock Purchase Agreement]

MANAGEMENT PARTIES:

/s/ Ralf Brandt
Ralf Brandt

/s/ Sabine Brandt
Witness

CHRIS HOLDING

By: Ian Nisbet and Brenton Wright, Independent Directors

_______/s/ Ian Nisbet ____________________
Ian Nisbet

/s/ Richard Boyd
Witness

_____/s/ Brenton Wright_____________
Brenton Wright

/s/ Pam Simmons
Witness

GLEN J. SMITS

By: Ian Nisbet and Brenton Wright, Independent Directors

_______/s/ Ian Nisbet ____________________
Ian Nisbet

/s/ Richard Boyd

[Signature Page to Stock Purchase Agreement]

Witness

____/s/ Brenton Wright________________
Brenton Wright

/s/ Pam Simmons
Witness

MELANIE KELLER

By: Ian Nisbet and Brenton Wright, Independent Directors

_______/s/ Ian Nisbet ____________________
Ian Nisbet

/s/ Richard Boyd
Witness

_____/s/ Brenton Wright______________
Brenton Wright

/s/ Pam Simmons
Witness

SELLING SHAREHOLDERS
KYM WEIR

By: Ian Nisbet and Brenton Wright, Independent Directors

_______/s/ Ian Nisbet ____________________
Ian Nisbet

[Signature Page to Stock Purchase Agreement]

/s/ Richard Boyd
Witness

_____/s/ Brenton Wright_______________
Brenton Wright

/s/ Pam Simmons
Witness

IAN NISBET
/s/ Ian Nisbet
/s/ Richard Boyd
Witness

PETER TAPLEY

By: Ian Nisbet and Brenton Wright, Independent Directors

[Signature Page to Stock Purchase Agreement]

___/s/ Ian Nisbet_______________________
Ian Nisbet

/s/ Richard Boyd
Witness

_______/s/ Brenton Wright___________
Brenton Wright

/s/ Pam Simmons
Witness

[Signature Page to Stock Purchase Agreement]